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                                  Exhibit 2

July 26, 2000



GE Capital Life Annuity Assurance Company of New York
125 Park Avenue, 6th Floor
New York, New York


Gentlemen:

With reference to Pre-Effective Amendment No. 1 to Registration Statement 333-32908 on Form S-6, filed by GE Capital Life Assurance Company and GE Capital Life Separate Account III with the Securities and Exchange Commission covering flexible premium joint and last survivor variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Capital Life Assurance Company of New York is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual flexible premium variable life insurance policies by the Bureau of Insurance of the State Corporation Commission of the State of New York.

2. GE Capital Life Separate Account III is a duly authorized and existing separate account established pursuant to the provisions of the Code of New York.
3.
4. The flexible premium variable life insurance policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of GE Capital Life Assurance Company of New York.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File Number 333-32908) and the reference to me under the caption "Legal Matters" in said Pre-Effective Amendment.

Sincerely,

/s/Donita King
--------------

Donita King
Senior Vice President, General Counsel & Secretary.
Law Department